FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER 2017 RESULTS:

•	REVENUE OF $172 MILLION, UP 15% YEAR-OVER-YEAR AND 3% SEQUENTIALLY

•	COMPANY OPERATING INCOME UP 50%YEAR-OVER-YEAR AND UP 18% SEQUENTIALLY

•	COMPANY OPERATING MARGINS OF 19%, UP 400 BPS YEAR-OVER-YEAR AND UP 200 BPS SEQUENTIALLY

•	GAAP EPS OF $0.49; $0.58, EX-ITEMS, UP 41% YEAR-OVER-YEAR AND 21% SEQUENTIALLY

•	FREE CASH FLOW EXCEEDS 160% OF NET INCOME, EX-ITEMS

•	CORE’S FCF OF $41 MILLION; CONVERTS OVER 24% OF REVENUE TO FREE CASH

•	COMPANY POSTS OILFIELD SERVICE-LEADING ROIC

•	CORE LAB INITIATES Q1 2018 EPS GUIDANCE IN-LINE WITH TYPICAL SEASONAL PATTERNS; UP 38% Y-O-Y

AMSTERDAM (31 January 2018) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported fourth quarter 2017 revenue of $171,900,000, up 15% year-over-year and 3% sequentially from its third quarter 2017 revenue, with operating income of $32,400,000, up 18% from third quarter 2017 levels, and earnings per diluted share (“EPS”) of $0.49, all in accordance with U.S. generally accepted accounting principles ("GAAP"). EPS, ex-items, a non-GAAP financial measure, increased 42% year-over-year and 21% to $0.58 on a sequential quarterly basis. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

Operating margins for the Company increased 400 basis points ("BPS") year-over-year and sequentially 200 BPS to 19%, ex-items, with Company-wide sequential incremental margins of more than 90% and year-over-year 2017 of almost 50%. The improving margins were a result of higher-technology services and products being requested by Core’s technologically sophisticated client base and improved utilization of our facilities.

Core generated $41,400,000 in free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. This FCF exceeded the amount paid for the Company’s quarterly dividend and stock repurchases and allowed Core to also reduce its long-term debt. Core converted over 24 cents of every revenue dollar in the fourth quarter of 2017 into FCF, the highest reported by all major oil field service companies.

In the fourth quarter 2017, Core’s effective tax rate was 27% which reflected (1) the customary impact of income taxes on operational earnings and (2) the impact of the changes to the U.S. statutory tax rules on corporate earnings caused by the U.S. Tax Cuts and Jobs Act. The effective tax rate in the quarter was above our guided tax rate of 15% primarily due to a revaluation of the carrying value of the net deferred tax asset position in the United States. The Company views the reduction in the U.S. corporate income tax rate to be a long-term positive development for the increased after-tax profitability of Core.

Core’s Board of Supervisory Directors (“Board”) and the Company’s Executive Management will continue to focus on strategies that maximize the return on invested capital ("ROIC") and FCF, while exercising capital discipline, all of which hold high correlation with total shareholder return, rewarding all shareholders. Core’s asset-lite business model promotes asset efficiency designed to produce predictable, superior long-term, and sustainable ROIC. Bloomberg’s calculations using the latest comparable data available indicates that Core’s ROIC is the highest of comparably-sized companies in oilfield services. Core also had the highest ratio of ROIC-to-Weighted Average Cost of Capital ("WACC") for all major oilfield service companies. Even though 2017 was another challenging year for oilfield service companies, Core’s total shareholder return outperformed 12 of the other 14 oilfield service stocks in the Philadelphia Oil Service Sector Index.

Segment Highlights

In the first quarter of 2017, Core Laboratories realigned its operations and began reporting results under two segments: Reservoir Description and Production Enhancement. All quarterly financial comparisons in this Segment Highlights section are made relative to previously reported ex-items results.

Reservoir Description

Reservoir Description operations, primarily focused on projects funded by operating budgets from internationally-based fields, offshore provinces and from the development of U.S. tight-oil (shale) reservoirs, posted revenue of $104,600,000 in the fourth quarter of 2017. Operating income on a GAAP basis was $17,300,000. Ex-items, operating income was $17,500,000, yielding operating margins of 17%. On a GAAP basis, revenue, operating income and operating margins all increased sequentially, by 3%, 18% and 200 BPS, respectively.

The number of pressure-volume-temperature ("PVT") related projects has been increasing for the last several years, and reservoir fluid analyses now contribute approximately 60% of Reservoir Description revenue. PVT data sets are used to determine estimated ultimate recoveries (“EURs”) of hydrocarbons and predict reservoir performance over time. Measured fluid properties include bubble point pressures, compositional make-up of the crude oil and natural gases, formation volume factors, viscosity, and natural gas-to-crude oil ratios. Core’s clients use this data to optimize production streams, predict reservoir performance and maximize returns on their invested capital.

During the fourth quarter 2017, Core continued its involvement in large, petrophysical, geologic and fluid studies on conventional core and reservoir fluids acquired from offshore South America. These projects are utilizing Core’s newest proprietary well-site petrophysical measurement technologies, which provide clients with early-time data, prior to the core leaving the field site and in advance of laboratory-based reservoir-condition testing. These wellsite measurements are enabling Core’s clients to assess core recovery and core quality while on the rig floor. Core’s data sets are also being used to calibrate down-hole logging data in order to accurately assess both the hydrocarbon storage capacity and reservoir incremental and ultimate recovery.

Core continues to expand its presence in the Middle East region to support client demand for reservoir rock and fluid laboratory services. Core remains a key partner in helping clients by providing critical data sets on their reservoir rocks and fluids to evaluate opportunities in both developing and mature fields. During the fourth quarter of 2017, multiple Middle East clients employed Core on several long-term projects conducting comprehensive studies involving the integration of data from laboratory and geological analyses to assess reserve potential and benchmark reservoir performance. Consequently, Core is expanding its lab network with a new facility in Qatar. This laboratory will now provide a range of technologies, including Core’s proprietary full visualization high-pressure, high-temperature PVT cell instrumentation. These highly automated systems are specially designed to measure the phase behavior of reservoir fluids containing the high concentrations of H2S and CO2 gases commonly found in the region. The analytical work on these challenging reservoirs will help Core’s national oil company and international oil company clients in their appraisal, production and enhanced recovery efforts.

Production Enhancement

Production Enhancement operations, largely focused on complex completions in unconventional tight-oil reservoirs and offshore developments, posted fourth quarter 2017 revenue which increased 51% year-over-year and 4% sequentially to $67,300,000. Operating income, on a GAAP basis, was $15,300,000, up 494% year-over-year and 18% sequentially. Operating income, ex-items, was $15,400,000, up 480% year-over-year and 21% sequentially, while operating margins expanded almost 1700 BPS year-over-year and sequentially by 300 BPS to 23%. While U.S. fourth quarter completions activity increased year-over-year by 49% according to the U.S. Energy Information Administration, Production Enhancement U.S. land revenue increased more than 70% year-over-year and product sales increased more than 60%.

Core's clients continue to seek new and higher technology solutions for increasing daily production and EURs which are driving Production Enhancement segment operating and incremental operating margins higher. Incremental operating margins sequentially were 95%, which are in excess of the previously discussed 60% incrementals expected during the early recovery phase of this business cycle.

The continued revenue growth for Production Enhancement was bolstered by increased demand for Core’s recently introduced HERO®PerFRAC perforating charge and gun systems. Client acceptance of HEROPerFRAC technology is among the highest of all new product lines introduced by Core over the past five-plus years. The rapid market acceptance is evidence of the Company’s technological advantage in shale plays where the HEROPerFRAC technology has been used in the completion design. By eliminating uncertainty created by perforation entry hole-size heterogeneity, clients gain operational efficiencies by reducing the amount of surface horsepower required to break down the formation, more effective proppant placement during fracture operations, and increased hydrocarbon flow across all stimulated zones. Client acceptance of Core’s HEROPerFRAC technology even during the most recent downturn is confirmation that if a company develops value-added services which increase incremental recovery rates and EURs, clients are more than willing to evaluate and ultimately use that new technology.

Core’s clients also are using SpectraStimTM, SpectraScanTM, and FLOWPROFILERTM completion diagnostics to optimize vertical and horizontal spacing between primary and secondary wells thus identifying fracture communication, increasing cluster efficiency and eliminating the need for diverters. This results in lower well costs while yielding significant improvement to the reservoir EURs.

Core’s PACKSCAN® technology was recently used in an offshore international development during the quarter to assess the effectiveness of an open-hole horizontal gravel pack. To better assess the quality of the gravel pack, Core’s engineering team developed a gravel pack density metric that enables operators to distinguish between minor pack anomalies, but, more importantly, recognize substantial anomalies, such as pack voids that could require immediate remediation before bringing the well onto production.

Core’s engineers developed a statistically-based approach to apply to the new PACKSCAN density metric data that enables interpretive distinctions between the various pack quality classifications. Clients can now ramp-up production more aggressively in wells in which PACKSCAN indicates minor to no anomalies in the packs.

Free Cash Flow and Dividends

During the fourth quarter of 2017, Core continued to generate free cash flow, with cash from operations of $45,900,000 and capital expenditures of $4,500,000, yielding $41,400,000 of FCF. This free cash was returned to Core’s shareholders via the Company’s regular quarterly dividend and share repurchases, with the remainder being used to reduce long-term debt. The average share price for the 80,737 Core Lab shares repurchased during the quarter was $107.90.

On 10 October 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 21 November 2017 to shareholders of record on 20 October 2017. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 16 January 2018, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the first quarter of 2018. The quarterly cash dividend will be payable 16 February 2018 to shareholders of record on 26 January 2018. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Oceaneering, National Oilwell Varco, RPC, TGS, and the Wood Group, among others. Only Core Lab and three of the other fourteen companies listed in the Comp Group posted ROIC that exceeded their WACC. Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Initiating First Quarter 2018 Revenue and EPS Guidance

The Company believes first quarter 2018 international E&P activity levels will be flat from the preceding fourth quarter levels with most ongoing international development projects to be funded largely from the operating budgets. Core Lab expects the average first quarter 2018 U.S. rig count to be similar to fourth quarter of 2017 levels with completion activity levels to continue at the current improving pace. Therefore, Core Lab does not see a change in its typical seasonal pattern of Q1 revenue and earnings being sequentially flat-to-slightly lower than the preceding Q4 level, as has been the case in five out of the last seven years, and similar to Q1 guidance recently provided by other major international oilfield service companies.

As a result of this typical seasonal pattern, Core projects first quarter 2018 revenue of approximately $168,000,000 to $172,000,000 and operating income of approximately $32,000,000 to $32,700,000, yielding operating margins of approximately 19%. EPS for the first quarter 2018 is expected to be approximately $0.56 to $0.58. This first quarter midpoint guidance by the Company represents a year-over-year improvement in revenue by 8%, operating income by 33% and EPS by 36%. This initial first quarter 2018 guidance by Core Lab excludes gains or losses in foreign exchange and assumes an effective tax rate of 15%.

First quarter 2018 FCF is expected to exceed net income and Core expects that it will continue to return all excess capital to its shareholders during the quarter via dividends and continuing share repurchases.

Several consecutive years of significant international under-investment will lead to steepening legacy declines in non-North American, non-Middle East and non-Former Soviet Union crude oil production levels. Therefore, Core has an optimistic view for 2018’s industry activity and Core’s financial performance for the following reasons: crude oil industry fundamentals continue to improve with falling global crude oil inventories; a tightening in the number of days of consumption held in global crude oil inventory to meet demand; and the impact these fundamentals may have on increasing the price of crude oil.

Core is also encouraged by the increased focus its major clients have regarding capital management, ROIC, FCF and returning capital back to their shareholders, as opposed to just production growth at any cost. The companies adopting these metrics tend to be the more technologically sophisticated operators and form the foundation of Core’s worldwide client base. International and offshore markets are in the early stages of recovery, which will benefit Core's leverage to both markets, especially in the second-half of 2018.

Additionally, as part of the industry’s recovery, there have been positive actions taken by oil companies to reinvest in developed and new crude oil projects. The reinvestment at a global level is critical in order to meet future supply needs. The oil companies’ ability to reinvest is due to their successful efforts in increasing their EURs along with reducing capital project costs to align with today’s crude oil price per barrel. This is enabling clients to make final investment decisions (“FIDs”) on new projects and/or revamp previously announced projects. Recent project announcements include Exxon’s Liza field offshore Guyana, Shell’s Appomattox field and LLOG's Buckskin development in deepwater Gulf of Mexico and Chevron’s Tengiz field in Kazakhstan, among others.

Succession Planning Announcements

Bergmark to Retire at End of 2018

Richard Bergmark, Core Lab’s Executive Vice President and Chief Financial Officer, notified the Company that after 30 years of service, he intends to retire at the end of 2018 which is the year he will reach 65 years of age. Additionally, he will not seek re-nomination to the Company’s Supervisory Board of Directors when his current three-year term expires at Core Lab’s annual shareholders meeting to be held on May 24, 2018. Mr. Demshur and Mr. Bergmark were part of the management-led buyout of Core Laboratories in 1994 and the Company’s IPO in 1995 and are the longest standing CEO/CFO Team in the energy space. Since the IPO, Core Lab’s total shareholder return has outperformed every member of the OSX. The driver for the outsized performance has been their strategic and strict adherence to the Company’s three financial tenets and three growth strategies since Core Lab became a public company.

Larry Bruno Named President

Effective February 1, 2018, the role of the Company’s President, currently held by Chairman, Chief Executive Officer and President, David Demshur, will be separated from Mr. Demshur’s other roles and filled by Lawrence Bruno, currently Vice President, Reservoir Description. Mr. Demshur will remain as the Company’s Chairman and Chief Executive Officer. Mr. Bruno is an innovative technologist with a Master’s degree in geology, has been in the industry for more than 30 years, and has been with Core Lab for 20 years. In addition to his duties leading the Company’s global reservoir-based laboratories, for the past 10 years, Mr. Bruno has been a technical spokesperson for the Company by leading technical presentations and panels for industry and shareholder conferences.

Chris Hill Named to Succeed Bergmark as Chief Financial Officer in May 2018

Effective May 24, 2018, when Mr. Bergmark’s term as a Supervisory Director of Core Lab comes to an end, Mr. Hill will assume the role of Senior Vice President, Chief Financial Officer and will report to Mr. Bruno, the Company’s President. Mr. Hill has been with the Company for 12 years, most recently as Vice President, Chief Accounting Officer. Prior to his current position, Mr. Hill had been leading the Company’s Investor Relations effort, was Corporate Group Controller based in Amsterdam, and had been Controller of Financial Reporting. Mr. Hill is a CPA and is on schedule to receive his Executive MBA degree from Rice University in May 2018.

Gwen Schreffler to Report to Mr. Bruno Effective May 2018

Also effective May 24, 2018, when Mr. Bergmark’s term as a Supervisory Director of Core Lab comes to an end, Ms. Schreffler, the Company’s Senior Vice President, Corporate Development and Investor Relations will report to Mr. Bruno, the Company’s President. Ms. Schreffler has been with the Company for 12 years, most recently for the last two years as Vice President, Corporate Development and Investor Relations. Prior to her current position, Ms. Schreffler was Vice President, Human Resources based in Amsterdam, and before that had been Director of U.S. Human Resources. She has a BS degree in Organizational Behavior as well as an MBA.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter 2017 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 1 February 2018. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2016 Form 10-K filed on 10 February 2017 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 Dec 2017	30 Sep 2017	31 Dec 2016	vs Q3-17	vs Q4-16
REVENUE	$171,852	$166,247	$149,542	3.4%	14.9%

OPERATING EXPENSES:
Costs of services and sales	121,660	120,890	112,678	0.6%	8.0%
General and administrative expenses	11,994	11,887	8,795	0.9%	36.4%
Depreciation and amortization	6,120	6,091	6,550	0.5%	(6.6)%
Other (income) expense, net	(300)	(97)	(5)	NM	NM
Total operating expenses	139,474	138,771	128,018	0.5%	8.9%

OPERATING INCOME	32,378	27,476	21,524	17.8%	50.4%
Interest expense	2,717	2,707	2,548	0.4%	6.6%
Income before income tax expense	29,661	24,769	18,976	19.8%	56.3%
Income tax expense	8,009	3,716	3,607	115.5%	122.0%
Net income	21,652	21,053	15,369	2.8%	40.9%
Net income attributable to non-controlling interest	(39)	(33)	(90)	NM	NM
Net income attributable to Core Laboratories N.V.	$21,691	$21,086	$15,459	2.9%	40.3%

Diluted Earnings Per Share:	$0.49	$0.48	$0.35	2.1%	40.0%

Weighted Avg Diluted Common Shares Outstanding	44,276	44,332	44,326	(0.1)%	(0.1)%

Effective Tax Rate	27%	15%	19%	80.0%	42.1%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$104,570	$101,442	$105,076	3.1%	(0.5)%
Production Enhancement	67,282	64,805	44,466	3.8%	51.3%
Total	$171,852	$166,247	$149,542	3.4%	14.9%

Operating income:
Reservoir Description	$17,269	$14,621	$18,872	18.1%	(8.5)%
Production Enhancement	15,329	12,972	2,583	18.2%	493.5%
Corporate and other	(220)	(117)	69	NM	NM
Total	$32,378	$27,476	$21,524	17.8%	50.4%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Twelve Months ended		% Variance
	31 Dec 2017	31 Dec 2016	vs 2016

REVENUE	$659,809	$594,741	10.9%

OPERATING EXPENSES:
Costs of services and sales	474,240	442,644	7.1%
General and administrative expenses	47,737	39,390	21.2%
Depreciation and amortization	24,940	26,872	(7.2)%
Other (income) expense, net	452	(344)	NM

OPERATING INCOME	112,440	86,179	30.5%
Interest expense	10,734	11,572	(7.2)%

INCOME BEFORE INCOME TAX EXPENSE	101,706	74,607	36.3%
INCOME TAX EXPENSE	18,610	10,748	73.1%
NET INCOME	83,096	63,859	30.1%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(29)	(36)	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$83,125	$63,895	30.1%

Diluted Earnings Per Share:	$1.88	$1.46	28.8%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,264	43,670	1.4%

Effective Tax Rate	18%	14%	28.6%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$415,220	$426,205	(2.6)%
Production Enhancement	244,589	168,536	45.1%
Total	$659,809	$594,741	10.9%

Operating income:
Reservoir Description	$66,500	$78,881	(15.7)%
Production Enhancement	46,459	7,198	545.4%
Corporate and other	(519)	100	NM
Total	$112,440	$86,179	30.5%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

				% Variance
ASSETS:	31 Dec 2017	30 Sep 2017	31 Dec 2016	vs Q3-17	vs Q4-16

Cash and Cash Equivalents	$14,400	$13,780	$14,764	4.5%	(2.5)%
Accounts Receivable, net	133,097	129,656	114,329	2.7%	16.4%
Inventory	33,317	34,499	33,720	(3.4)%	(1.2)%
Other Current Assets	26,613	25,194	23,648	5.6%	12.5%
Total Current Assets	207,427	203,129	186,461	2.1%	11.2%

Property, Plant and Equipment, net	123,098	124,120	129,882	(0.8)%	(5.2)%
Intangibles, Goodwill and Other Long Term Assets, net	254,287	255,495	256,709	(0.5)%	(0.9)%
Total Assets	$584,812	$582,744	$573,052	0.4%	2.1%

LIABILITIES AND EQUITY:

Accounts Payable	$41,697	$34,904	$33,720	19.5%	23.7%
Other Current Liabilities	63,321	58,234	70,303	8.7%	(9.9)%
Total Current Liabilities	105,018	93,138	104,023	12.8%	1.0%

Long-Term Debt & Lease Obligations	226,989	233,864	216,488	(2.9)%	4.9%
Other Long-Term Liabilities	104,073	102,445	97,244	1.6%	7.0%

Total Equity	148,732	153,297	155,297	NM	NM
Total Liabilities and Equity	$584,812	$582,744	$573,052	0.4%	2.1%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	31 Dec 2017	30 Sep 2017	31 Dec 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$21,652	$21,053	$15,369
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,619	5,760	5,317
Depreciation and amortization	6,120	6,091	6,550
Accounts Receivable	(3,077)	(961)	(6,026)
Inventory	1,242	1,130	3,224
Accounts Payable	6,414	(6,136)	1,987
Other adjustments to net income	7,947	2,942	(3,218)
Net cash provided by operating activities	$45,917	$29,879	$23,203

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(4,511)	$(4,902)	$(3,616)
Other investing activities	(792)	(435)	(608)
Net cash used in investing activities	$(5,303)	$(5,337)	$(4,224)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(41,000)	$(22,000)	$(26,018)
Proceeds from debt borrowings	34,000	22,000	36,000
Dividends paid	(24,282)	(24,271)	(24,262)
Repurchase of treasury shares	(8,712)	(809)	(5,004)
Other financing activities	—	—	(2,150)
Net cash used in financing activities	$(39,994)	$(25,080)	$(21,434)

NET CHANGE IN CASH AND CASH EQUIVALENTS	620	(538)	(2,455)
CASH AND CASH EQUIVALENTS, beginning of period	13,780	14,318	17,219
CASH AND CASH EQUIVALENTS, end of period	$14,400	$13,780	$14,764

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Twelve Months ended
	31 Dec 2017	31 Dec 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$83,096	$63,859
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	22,942	22,079
Depreciation and amortization	24,940	26,872
Accounts Receivable	(18,565)	31,584
Inventory	446	6,219
Accounts Payable	8,721	(1,036)
Other adjustments to net income	2,691	(17,690)
Net cash provided by operating activities	$124,271	$131,887

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(18,775)	$(11,356)
Other investing activities	(1,782)	(3,365)
Net cash used in investing activities	$(20,557)	$(14,721)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(130,000)	$(316,244)
Proceeds from debt borrowings	140,000	99,000
Dividends paid	(97,143)	(95,145)
Issuance of common shares	—	197,202
Repurchase of treasury shares	(16,909)	(7,161)
Other financing activities	(26)	(2,548)
Net cash used in financing activities	$(104,078)	$(124,896)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(364)	(7,730)
CASH AND CASH EQUIVALENTS, beginning of period	14,764	22,494
CASH AND CASH EQUIVALENTS, end of period	$14,400	$14,764

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and fillings with the Securities and Exchange Commission.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income
	Three Months Ended
	31 December 2017	30 September 2017	31 December 2016
GAAP reported	$32,378	$27,476	$21,524
Foreign exchange losses	357	105	400
Excluding specific items	$32,735	$27,581	$21,924

	Net Income attributable to Core Laboratories N.V.
	Three Months Ended
	31 December 2017	30 September 2017	31 December 2016
GAAP reported	$21,691	$21,086	$15,459
Foreign exchange losses	260	89	325
Impact of higher tax rate [1]	3,602	—	2,518
Excluding specific items	$25,553	$21,175	$18,302

(1) 2017 Quarter tax rate of 27%; guidance given at 15% 2016 Quarter tax rate of 19%; guidance given at 6%

	Earnings Per Diluted Share
	Three Months Ended
	31 December 2017	30 September 2017	31 December 2016
GAAP reported	$0.49	$0.48	$0.35
Foreign exchange losses	0.01	—	0.01
Impact of higher tax rate [1]	0.08	—	0.05
Excluding specific items	$0.58	$0.48	$0.41

(1) 2017 Quarter tax rate of 27%; guidance given at 15% 2016 Quarter tax rate of 19%; guidance given at 6%

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended 31 December 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$17,269	$15,329	$(220)
Foreign exchange losses	184	76	97
Operating income excluding specific items	$17,453	$15,405	$(123)

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months ended
	31 Dec 2017	31 Dec 2017
Net cash provided by operating activities	$45,917	$124,271
Capital expenditures	(4,511)	(18,775)
Free cash flow	$41,406	$105,496

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